Exhibit 3
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RIGHTS OF SERIES A PREFERRED STOCK
OF
WILLBROS GROUP, INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
     Willbros Group, Inc., a Delaware corporation (the “Company”), certifies that, pursuant to authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series A Preferred Stock:
     RESOLVED, that a series of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Company be, and it hereby is, created, and that the designation and amount thereof and the preferences, limitations and relative rights, including voting rights, of the shares of such series, are as follows:
     1. Designation and Amount; Original Price.
     (a) The shares of such series will be designated as Series A Preferred Stock (the “Series A Preferred”) and the number of shares constituting the Series A Preferred is 250,000. Such number of shares of the Series A Preferred may be increased or decreased by resolution of the Board of Directors; provided, that no decrease will reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding.
     (b) The “Original Price” per share of the Series A Preferred shall be the average of the daily closing prices of the Common Stock of the Company, par value $0.05 per share (the “Common Stock”), on the New York Stock Exchange (the “NYSE”) (or, in the event the Common Stock is not then listed on the NYSE, on any other securities exchange or national quotation system on which the Common Stock is then listed or quoted) for the 10 consecutive trading days on the NYSE (or, in the event the Common Stock is not then listed on the NYSE, on any other securities exchange or national quotation system on which the Common Stock is then listed or quoted) ending on the trading day immediately prior to issuance, multiplied by 100.
     2. Adjustments. In the event that the Company at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock into a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation, merger, reorganization or other similar transaction in which the Company is the continuing or surviving corporation), then, in each such case, the amount to which holders of shares of Series A Preferred would otherwise be entitled pursuant to Section 3(b), Section 7 or Section 8 below (with respect to shares of Series A Preferred already issued) immediately prior to (i) the declaration of any dividend or distribution on the Common Stock, (ii) any liquidation, dissolution or winding up of the Company, or (iii) the redemption of the Series A Preferred, respectively, will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     3. Dividends and Distributions.
     (a) The holders of shares of Series A Preferred will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the purpose, annual per share cash dividends, prior to any distribution with respect to Common Stock, due and payable quarterly in arrears (the last day of each such quarter being referred to herein as a “Dividend Payment Date”), commencing on the last day of the quarter after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to 10 percent of the Original Price (the “Dividend Amount”).
     (b) In addition to the cash dividends provided for in Section 3(a) hereof, the holders of the Series A Preferred shall be entitled to participate in all dividends or distributions declared or paid, or set aside for payment, on the Common Stock (whether such dividends or distributions as declared, paid or set aside for payment consist of cash, securities or other property or assets, but excluding dividends paid solely in additional shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), to the extent set forth herein (the “Dividend Participation”). The Dividend Participation on the Series A Preferred shall accrue interest at a rate of 11 percent per annum from the date such dividend or distribution is paid, or set aside for payment, on the Common Stock and shall be cumulative from such date whether or not the Company has earnings or profits, there are funds legally available for payment of such dividends or the Company has sufficient cash. If and whenever the Company shall declare any dividend or distribution on the Common Stock (other than dividends paid solely in additional shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), the Company shall, concurrently with the declaration of such dividend or distribution on the Common Stock, declare a dividend or distribution, as the case may be, on the Series A Preferred in an aggregate amount such that each share of Series A Preferred shall entitle its holder to receive an amount equal to 100 times the amount to which a share of Common Stock entitles its holder to receive, subject to the provision for adjustment set forth in Section 2 above. Each share of Series A Preferred shall be entitled to an amount equal to the aggregate amount of the Dividend Participation allocated to the Series A Preferred pursuant to this Section 3(b) divided by the number of outstanding shares of Series A Preferred, rounded to the nearest $0.01 (the “Per Share Dividend Participation Amount”).
     (c) Dividends will accrue on outstanding shares of Series A Preferred from the date of issuance of such shares. If and whenever dividends on shares of Series A Preferred have not been paid in full, whether or not declared, or are otherwise in default, in respect of any Dividend Payment Date, then the Dividend Amount in respect of any such unpaid dividends shall accrue interest thereon at a rate of 11 percent per annum. The increase in the Dividend Amount set forth herein shall be in addition to, and shall not be considered a substitution for, any remedies available to holders of shares of Series A Preferred. Dividends paid on the shares of Series A Preferred in an amount less than the total cumulative amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.
     4. Voting Rights. Except as set forth in the Company’s Certificate of Incorporation or Sections 5 and 11 below, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights.
     5. Certain Restrictions.
     (a) Notwithstanding anything contained in the Certificate of Incorporation of the Company to the contrary, at such time and for so long as any dividends or other distributions payable on any shares of Series A Preferred are not paid in full, whether or not declared, or are otherwise in default, in addition to any other vote required by the Delaware General Corporate Law or the Certificate of Incorporation of the Company, the written consent or affirmative vote of the holders of more than 50 percent of the then-outstanding shares of Series A Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class shall be required, unless all dividends and distributions in arrears on the Series A Preferred have been paid or declared and sufficient funds set apart for payment prior thereto, for the Company to:
          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;
          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (iii) redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; and provided, further, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock pursuant to requirements of contracts of the Company or any of its subsidiaries and under any of the employee benefit plans that are maintained, sponsored or contributed to by the Company or any of its subsidiaries; or

          (iv) redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares (including shares of Series A Preferred) upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.
The voting rights granted by this Section 5(a) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Certificate of Designations.
     (b) The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.
     6. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Company, or in any other resolution of the Board of Directors creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     7. Liquidation, Dissolution or Winding Up.
     (a) Upon any liquidation, dissolution or winding up of the Company, no distribution will be made to the holders of shares of stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received the greater of (i) the Original Price per share, plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such payment, and (ii) the proceeds distributed per share to holders of shares of Common Stock (on a 100-to-1, as-converted basis), plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such payment, made ratably on the shares of Series A Preferred, subject to the provision for adjustment set forth in Section 2 above (“Liquidation Preference”). If, upon liquidation, dissolution or winding up of the Company, the assets to be distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred.
     (b) A Company Change in Control (as defined in Section 8(e) below) shall be deemed to be a “liquidation” for purposes of this Section 7.

     8. Redemption. The shares of Series A Preferred are redeemable as follows:
     (a) At any time after the third anniversary of the issuance of the Series A Preferred, the Company may, at the option of the Board of Directors, by written notice addressed to each holder of the Series A Preferred at its address as it appears in the records of the Company, specify a date not less than 20 days nor more than 40 days following delivery of such written notice, upon which the Company shall redeem all or any part of the then-outstanding Series A Preferred, at a price equal to the Original Price per share, plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such redemption. Any redemption effected pursuant to this Section 8(a) shall be made on a pro rata basis among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred then held by them.
     (b) At any time after the fifth anniversary of the issuance of the Series A Preferred, the holders of greater than 50 percent of the Series A Preferred then-outstanding may, by written notice to the Company, specify a date not less than 20 days nor more than 40 days following delivery of such written notice, upon which the Company shall redeem that portion of the then-outstanding Series A Preferred which the holders thereof have elected to be redeemed at a price equal to the Original Price per share, plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such redemption. At least 15 but not more than 30 days prior to any such redemption date, written notice shall be delivered by the Company to each holder of record of the Series A Preferred to be redeemed notifying such holders of the redemption and the redemption date. Any redemption effected pursuant to this Section 8(b) shall be made on a pro rata basis among all holders of the Series A Preferred in proportion to the number of shares of Series A Preferred then held by such holders.
     (c) In the event of a Company Change in Control (as defined below), any holder of Series A Preferred then-outstanding may elect to have its shares of Series A Preferred redeemed by the Company, to the extent it may lawfully do so, at a price equal to the greater of (A) the Original Price per share, plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such redemption, and (B) the proceeds distributed per share to holders of shares of Common Stock (on a 100-to-1, as-converted basis), plus an amount equal to declared and/or accrued but unpaid dividends and distributions thereon, if any, to the date of such redemption, made ratably on the shares of Series A Preferred, subject to the provision for adjustment set forth in Section 2 above.
     (d) The written notice given by the Company to holders of the Series A Preferred Stock under Section 8(a) or 8(b) above shall also specify the number of shares to be redeemed from such holder, the redemption date, the redemption price and the place at which payment is to be made and the certificate or certificates representing the shares to be redeemed are to be surrendered (the “Redemption Notice”). Each holder of Series A Preferred to be redeemed shall present and surrender its certificate or certificates for such shares to the Company in the manner and at the place designated in the Redemption Notice, and the redemption price shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the redemption date, unless there shall have been a default in payment of the redemption price, all dividends on the shares of Series A Preferred designated for redemption in the Redemption Notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price thereof upon the surrender of certificates representing the same, without interest, shall cease and terminate with respect to the shares to be redeemed and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever.
     (e) No later than 10 business days following the occurrence of each Company Change in Control, a written notice shall be delivered to each holder of record of the Series A Preferred at the address shown on the stock record books of the Company, which notice shall describe such Company Change in Control and shall state the date on which the Company Change in Control has taken place. Such notice shall also set forth (in addition to the information required by the succeeding sentences below): (i) each holder’s right to require the Company to redeem for cash shares of Series A Preferred held by such holder as a result of such Company Change in Control; (ii) the redemption price; (ii) the optional redemption date (which date shall be no more than 40 days following the date of such Company Change in Control); and (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the event a holder of shares of Series A Preferred shall elect to require the Company to redeem any or all of such shares of Series A Preferred, such holder shall deliver, within 20 days of the mailing to it of the Company’s notice described in this Section 8(e), a written notice stating such holder’s election and specifying the number of shares to be redeemed pursuant to Section 8(c) hereof. In the case of any redemption pursuant to Section 8(c) hereof, the notice by the Company shall describe the Company Change in Control, including a description of the surviving person and, if applicable, the effect of the Company Change in Control on the common stock of the Company. The notice shall be accompanied by (i) the consolidated balance sheet of the Company and its subsidiaries as of the end of the most recent fiscal year of the Company for which such information is available and the related consolidated statements of operations and cash flows for such fiscal year, in each case setting forth the comparative figures for the preceding fiscal year, accompanied by an opinion of independent public accountants of nationally recognized standing selected by the Company as to the fair presentation in accordance with generally accepted accounting principles of such financial statements, and (ii) a consolidated balance sheet of the Company and its subsidiaries as of the end of the most recent fiscal quarter of the Company for which such information is available and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s preceding fiscal year. For so long as the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and makes timely filings thereunder, the delivery requirements of the preceding sentence shall be satisfied by the Company’s most current report, schedule, registration statement, definitive proxy statement or other document on file with the United States Securities and Exchange Commission.

     (f) If the funds of the Company legally available for redemption of shares of Series A Preferred on any redemption date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided herein and in the Company’s Certificate of Incorporation. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any redemption date but which it has not redeemed.
     (g) “Company Change in Control” means the occurrence of any of the following: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50 percent or more of the surviving entity’s outstanding voting stock following the transaction is held directly or indirectly by holders who held 50 percent or more of the Company’s outstanding voting stock prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any reverse merger in which the Company is the surviving entity, but in which 50 percent or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; (iv) the acquisition by any person or persons acting in concert (whether pursuant to a written agreement or otherwise) directly or indirectly of 50 percent or more of the combined voting power of the outstanding shares of the Company Common Stock; or (v) individuals who constitute the Board of Directors of the Company as of March 11, 2010, cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to March 11, 2010, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors of the Company on March 11, 2010 (the “Incumbent Board”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.
     9. Conversion. The shares of Series A Preferred are not convertible into Common Stock.
     10. Rank. The Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, is senior to all other classes of equity securities of the Company.
     11. Amendment. Notwithstanding anything contained in the Certificate of Incorporation of the Company to the contrary, following the issuance of shares of Series A Preferred, and in addition to any other vote required by applicable law, neither the Certificate of Incorporation of the Company nor this Certificate may be amended in any manner that would (a) alter or change the rights, preferences or privileges of the Series A Preferred so as to affect them adversely, or (b) result in the issuance of additional Series A Preferred or creation of any equity security having rights, preferences or privileges which are senior to, or pari passu with, any of the rights of the Series A Preferred pursuant to which the Company or a successor corporation will have authorized any securities having rights, preferences or privileges which are senior to, or pari passu with, any of the rights of any of the Series A Preferred, in each such case, without first obtaining the affirmative vote of the holders of greater than 50 percent of the Series A Preferred then-outstanding, voting separately as a single class.
     12. Fractional Shares. Series A Preferred may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, to participate in distributions, to exercise voting rights and to have the benefit of all other rights of holders of Series A Preferred.
     13. Notices. Any notice required by the provisions of this Certificate to be given to the holders of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the stock record books of the Company.
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     IN WITNESS WHEREOF, this Certificate is executed on behalf of the Company by its duly authorized officer this 1st day of July, 2010.

WILLBROS GROUP, INC.
By:	/s/ Van A. Welch
Van A. Welch,
Senior Vice President and Chief Financial Officer

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